                                                               Exhibit 99 (c)(1)


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                         ABR INFORMATION SERVICES, INC.


                              CERIDIAN CORPORATION


                                       AND


                            SPRING ACQUISITION CORP.





                           DATED AS OF APRIL 30, 1999

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of April 30, 1999, among ABR Information Services, Inc., a Florida corporation (the "COMPANY"), Ceridian Corporation, a Delaware corporation ("PARENT"), and Spring Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("MERGER SUB").


                                    RECITALS


         WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and adopted the plan of merger set forth herein whereby Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "MERGER");


         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.


         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:



                                     ARTICLE
                                       1.
                                THE TENDER OFFER

         1.1. TENDER OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in paragraphs (a) through (g) of Annex A hereto shall have occurred or be existing and the other conditions to the Offer specified in Annex A shall have been satisfied (together with such events, the "Offer Conditions"), as soon as reasonably practicable, and in any event within five Business Days after public announcement of this Agreement, Merger Sub will commence a tender offer (the "OFFER") for all of the outstanding Shares (as defined below) at a price of $25.50 per Share in cash, net to the seller, and, subject only to and in accordance with the terms and conditions of the Offer, accept for payment Shares that are validly tendered and not withdrawn immediately following (unless the Offer shall have been extended in accordance with the terms hereof) the later of
(i) the date on which the waiting period under the HSR Act has expired or has been terminated and (ii) the twentieth Business Day after the commencement of the Offer; PROVIDED, HOWEVER, and notwithstanding anything to the contrary in the foregoing, it is understood and agreed that (A) if any of the Offer Conditions specified in paragraphs (a) through (h) of Annex A exists at the time of the scheduled expiration date of the Offer or if, the applicable waiting periods under the HSR Act have not expired or been earlier terminated, Merger Sub may extend and reextend the Offer on one or more occasions for periods of time (not to exceed ten Business Days for any particular extension) so that the expiration date of the Offer (as so extended) is as soon as reasonably practicable or advisable after the date on which the particular Offer Condition no longer exists, and (B) Merger Sub may extend and reextend the Offer on one or more occasions for periods of time (not to exceed ten Business Days for any particular extension) for an aggregate period not to exceed twenty Business Days if on such expiration date there shall not have been validly tendered and not withdrawn at least the number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders, and; PROVIDED, FURTHER, that all extensions of the Offer made by Merger Sub (other than at the request of the Company) shall not extend the Offer beyond September 5, 1999. Parent and Merger Sub agree that until September 5, 1999 Merger Sub shall from time to time extend the Offer at such times as the Company may request for five Business Days for each extension, but shall in no event extend the Offer beyond September 5, 1999. Merger Sub shall not, without the prior written consent of the Company, decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the numbers of Shares sought in the Offer, change the conditions to the Offer, impose additional conditions to the Offer, amend any term of the Offer in any manner adverse to the holders of Shares or waive the Minimum Conditions (as defined in Annex A).

                  (b) As soon as reasonably practicable on the date the Offer is commenced, Merger Sub shall file a Tender Offer Statement on Schedule 14D-1 (the "SCHEDULE 14D-1") with the SEC with respect to the Offer. The Schedule 14D-1 shall contain an Offer to Purchase and forms of the related letter of transmittal and other documents relating to the Merger (which Schedule 14D-1, Offer to Purchase, letter of transmittal and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER DOCUMENTS"). Parent and Merger Sub agree that the Company and its counsel shall be given an opportunity to review the Schedule 14D-1 before it is filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub also agree that the Offer Documents shall comply with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

                  (c) The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") substantially contemporaneously with the filing of the Schedule 14D-1; PROVIDED, HOWEVER, that if the Company's Board of Directors determines consistent with its fiduciary duties to amend or withdraw such recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. Merger Sub and its counsel shall be given an opportunity to review the Schedule 14D-9 before it is filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected to be disseminated to holders of shares, in each case as and to the extent required by the applicable federal securities laws. The Company also agrees that the
Schedule 14D-9 shall comply with the requirements of the Exchange Act and the rules and regulations thereunder.

                  (d) In connection with the Offer, if requested by Parent, the Company will promptly notify its Transfer Agent to furnish to Merger Sub a list, as of a recent date, of the names and addresses of the record holders of Shares and a copy of the names and addresses of participants identified in the most recent security position listing of any clearing agency which is within the access of the Company. If Merger Sub needs to disseminate amendments to the Offer Documents, the Company, if requested by Parent, shall furnish Merger Sub with updated names and addresses of record holders of Shares not previously furnished to Merger Sub which is within the access of the Company. For purposes of this Agreement, the term "Business Day" means any day other than Saturday, Sunday or a federal holiday.

                                     ARTICLE
                                       2.
                       THE MERGER; CLOSING; EFFECTIVE TIME


         2.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

         2.2. CLOSING. The closing of the Merger (the "CLOSING") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the business day on which the last to be satisfied or waived of the conditions set forth in Article VIII hereof shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

         2.3. EFFECTIVE TIME. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger reflecting the provisions set forth in this Agreement (the "ARTICLES OF MERGER") to be executed (by the Company and Merger Sub) and delivered for filing to the Department of State of the State of Florida (the "DEPARTMENT") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department or at such later time agreed by the parties in writing and provided in the Articles of Merger (the "EFFECTIVE TIME").

                                     ARTICLE
                                       3.
                      ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION


         3.1. THE ARTICLES OF INCORPORATION. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "ARTICLES"), until duly amended as provided therein or by applicable law, except that Article III of the articles of incorporation of the Company shall be amended in its entirety to read as follows: "The total number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01 per share." and Article IV of the articles of incorporation of the Company shall be amended in its entirety to read as follows: "The total number of directors of the Corporation shall be fixed from time to time pursuant to the by-laws of the Corporation."

         3.2. THE BY-LAWS. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.

                                     ARTICLE
                                       4.
                      OFFICERS AND DIRECTORS OF THE COMPANY
                          AND THE SURVIVING CORPORATION


         4.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws as in effect from time to time.

         4.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

         4.3. BOARD OF DIRECTORS. If requested by Parent, the Company shall to the extent permissible, promptly following the purchase by Merger Sub of Shares pursuant to the Offer in accordance with the terms hereunder, take all actions necessary (including calling a special meeting of the Board of Directors of the Company or the stockholders of the Company for this purpose) to cause natural Persons designated by Parent to become directors of the Company so that the total number of such natural Persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of Shares so accepted for payment plus and shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors;
(ii) each board of directors (or similar body) of each Subsidiary of the Company, and (iii) each committee (or similar body) of each such board. In furtherance thereof, the Company will increase the size of the board of directors of the Company, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the board of directors of the Company; PROVIDED, HOWEVER, that prior to the Effective Time, the board of directors of the Company shall always have at least three members who are neither officers of Parent nor designees, stockholders or affiliates of Parent ("Parent Insiders"). The Company's obligations to appoint designees to the board of directors of the Company now shall be subject to Section 14(f) of the Exchange Act and Rule 14(f)-l thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.3 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule. Parent agrees to furnish to the Company all information concerning Parent's designees which may be necessary to comply with the foregoing and agrees that such information will comply with the Exchange Act and the rules and regulations thereunder and other applicable laws. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or
(d) take any other action by the Company's Board of Directors under or in connection with this Agreement which would adversely affect the ability of the stockholders of the Company to receive the Merger Consideration.

                                     ARTICLE
                                       5.
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

         5.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) MERGER CONSIDERATION. Each share of the voting Common Stock, par value $0.01 per share, of the Company (a "SHARE" and, collectively, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "PARENT COMPANIES"), Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares that are owned by Dissenting Stockholders (collectively, "EXCLUDED SHARES")) shall be cancelled, extinguished and converted into the right to receive, without an interest, an amount in cash equal to $25.50 per Share (the "Merger Consideration") or such greater amount which may be paid pursuant to the Offer. At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration for each Share upon the surrender of such Certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 607.1302 of the FBCA.

                  (b) CANCELLATION OF SHARES. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) MERGER SUB. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         5.2. SURRENDER OF CERTIFICATES. (a) PAYING AGENT. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent (the "PAYING AGENT"), selected by Parent (within 15 days after the date hereof) with the Company's prior approval for the benefit of the holders of Shares, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to all holders of Shares, (such cash being hereinafter referred to as the "EXCHANGE FUND"). To the extent not required within five Business Days for payment with respect to surrendered Shares, proceeds in the Exchange Fund shall be invested by the Paying Agent, as directed by Parent (as long as such investments do not impair the rights of holders of Shares) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or certificates of deposit issued by a commercial bank having at least $10 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by the Parent; provided that at no time may the amount of the Exchange Fund be reduced below an amount necessary to make payments of the Merger Consideration to all Shares not theretofore submitted.

                  (b) EXCHANGE PROCEDURES. At the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares at the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amounts of cash payable hereunder to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company). Subject to Section 5.2(e), upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in an amount equal to (after giving effect to any required tax withholdings) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check in the amount payable hereunder, upon due surrender of the Certificate, may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer.

                  For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

                  (c) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                  (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be returned to Parent. Any stockholders of the Company who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon.

                  (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash such Persons are entitled to hereunder upon due surrender of the Shares represented by such Certificate pursuant to this Agreement.

         5.3. DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, if available under the FBCA, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders ("Dissenting Stockholders") who have not voted in favor of or consented to the Merger and in the manner provided in Section 607.1320 of the FBCA shall have delivered a written notice of intent to demand payment for such Shares if the Merger is effectuated in the time and manner provided in FBCA and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through 607.1320 of the FBCA;

PROVIDED, HOWEVER, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, shall thereupon be deemed to have had such Person's Shares converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein, without any interest thereon.

         5.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

                                     ARTICLE
                                       6.
                         REPRESENTATIONS AND WARRANTIES


         6.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub that:

                  (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing or of active status, as applicable, under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company's and its Subsidiaries' articles of incorporation and by-laws (or comparable governing instruments), as amended to the date hereof. The Company's and its Subsidiaries' articles of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect.

                  As used in this Agreement, the term "SUBSIDIARY" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

                  As used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any change (i) in law, rule, regulation or generally accepted accounting principles ("GAAP") or interpretations thereof, (ii) in economic or business conditions generally which does not have a disproportionate effect on the Company and its Subsidiaries taken as a whole or (iii) resulting from the execution and delivery of this Agreement and the contemplated consummation of the transactions contemplated hereby shall not be considered when determining if a Company Material Adverse Effect has occurred.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 Shares, of which 28,762,983 Shares were outstanding as of the close of business on April 29, 1999, 250,000 shares of nonvoting common stock par value $0.01 per share, of the Company, of which no shares were outstanding as of the date hereof and 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES"), of the Company, of which no shares were outstanding as of the date hereof. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for or subject to issuance, except that, as of April 29, 1999, there were 3,313,104 Shares reserved in the aggregate for issuance pursuant to the Company 1997 Stock Option Plan, the Company 1993 Amended and Restated Stock Option Plan, the Company 1987 Amended and Restated Stock Option Plan, the Company 1995 Non-Employee Director Stock Option Plan and the Company 1996 Non-Employee Director Stock Option Plan (collectively, the "STOCK PLANS"). Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("VOTING DEBT").

                  (c)      CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

                           (i) The Company has all requisite corporate power and
authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares, the Merger. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

                           (ii) The Board of Directors of the Company (A) has
approved this Agreement and the Offer and adopted the plan of merger set forth herein and (B) has received the opinion of its financial advisors, Goldman, Sachs & Co., to the effect that the Merger Consideration and the consideration to be paid pursuant to the Offer pursuant to this Agreement are fair from a financial point of view to the holders of Shares.

                  (d)      GOVERNMENTAL FILINGS; NO VIOLATIONS.

                           (i) Other than the filings and/or notices (A)
pursuant to the FBCA, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (C) under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each a "GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this
Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the articles of incorporation of the Company or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("CONTRACTS") or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (e) COMPANY REPORTS; FINANCIAL STATEMENTS. The Company has made available to Parent each registration statement, report, proxy statement or information statement filed by it since July 31, 1997 and prior to the date hereof, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1998, and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 1998, and January 31, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including amendments of any such reports as amended, the "COMPANY REPORTS"). Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of consolidated statements of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and none of the Company Reports (in the case of Company Reports filed pursuant to the Exchange
Act), as of their respective dates contains any statement which, at the time and in the light of the circumstances under which it was made, was false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1996, no Subsidiary of the Company has been required to file any forms, reports or other documents with the SEC.

                  (f) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports or as permitted hereunder, since July 31, 1998 (the "Audit Date"), the Company and its Subsidiaries taken as a whole have conducted their business only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that has had a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by the Company or any of its Subsidiaries, not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods which is not required or permitted by GAAP. Since the Audit Date and through the date hereof, except as provided for herein or as disclosed in the Company Reports, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course which increases or amendments have not had a Company Material Adverse Effect.

                  (g) LITIGATION AND LIABILITIES. Except as disclosed in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued or contingent)which would have a Company Material Adverse Effect except (i) liabilities or obligations that are accrued for or reserved against in the Company's consolidated balance sheet as of January 31, 1999 and (ii) liabilities or obligations arising since January 31, 1999 in the ordinary course of business and consistent with past practice.

                  (h)  EMPLOYEE BENEFITS.

                           (i) A copy of each bonus, deferred compensation,
pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, life, disability, cafeteria, paid time off, perquisites, fringe benefits or other plan, agreement, policy or arrangement that covers employees or former employees of the Company and/or its Subsidiaries ("EMPLOYEES"), or directors or former directors of the Company and/or its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available or provided to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 6.1(h) of the Company Disclosure Letter and any Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in
Section 6.1(h) of the Company Disclosure Letter.

                           (ii) All Compensation and Benefit Plans covering
Employees (the "PLANS") have been operated in all material respects in accordance with their terms and in substantial compliance with all applicable Laws. Each Plan that is an "employee pension benefit plan" within the meaning of
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in
Section 1 of Rev. Proc. 93-39), and none of the executive officers of the Company has knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the executive officers of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                           (iii) No liability under Subtitle C or D of Title IV
of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not incurred and do not expect to incur, directly or indirectly, any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           (iv) All contributions and premiums required to be
made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency," within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver (whether or not waived) as of the last day of the most recent plan year ended prior to the date hereof. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. No insurance policy or Contract with respect to any Compensation and Benefit Plans requires or permits retroactive increases in premiums or payments due thereunder.

                           (v) Under each Pension Plan which is a single
employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                           (vi) Neither the Company nor its Subsidiaries have
any obligations for retiree health and life benefits under any Compensation and Benefit Plan.

                           (vii) The consummation of the Merger and the other
transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans. The Company may amend or terminate any Compensation and Benefit Plan in accordance with its express terms or under applicable Law.

                           (viii) Notwithstanding anything to the contrary
contained in this Section 6.1(h), the representations and warranties contained in this Section 6.1(h) shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Company Material Adverse Effect.

                  (i) COMPLIANCE WITH LAWS. The business of the Company and its Subsidiaries is not being conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "LAWS"), except for violations that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

                  (j) TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the articles of incorporation of the Company or by-laws of the Company is, applicable to the Company, the Shares, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

                  (k) ENVIRONMENTAL MATTERS. Except as disclosed in the Company Reports and except for such matters that would not have a Company Material Adverse Effect: the Company and its Subsidiaries (i) are in substantial compliance with all applicable Environmental Laws; (ii) have not received any notice from any Governmental Entity or any third party alleging any violation of, or liability under, any applicable Environmental Laws; (iii) are not subject to any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of the Company do not own or operate any property that has been contaminated with any Hazardous Substance and (v) are not subject to any claims, demands or notifications concerning liability for any Hazardous Substance disposal or contamination.

                  Parent and Merger Sub acknowledge that the representations and warranties contained in this Section 6.1(k) are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits issued or required under Environmental Laws, that no other representation by the Company contained in this Agreement shall apply to any such matters and that no other representation or warranty, express or implied, is being made with respect thereto.

                  As used herein, the term "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or agency requirement as in effect and as interpreted relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources or (B) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

                  As used herein, the term "HAZARDOUS SUBSTANCE" means any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

                  (l) TAXES. The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;
(ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and would not have a Company Material Adverse Effect; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Company Material Adverse Effect. There are not pending or, to the knowledge of the executive officers of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

                  As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  (m) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor since January 1, 1996 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, except in each case for those that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (n)      INTELLECTUAL PROPERTY.

                           (i) The Company and/or one or more of its
Subsidiaries owns, or is licensed or otherwise possesses valid rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries, except for any such failures to own, be licensed or possess that would not have a Company Material Adverse Effect, and to the knowledge of the executive officers of the Company all patents, trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting, except for those that would not have a Company Material Adverse Effect.

                           (ii) Except as disclosed in Company Reports or except
as would not have a Company Material Adverse Effect:

                                    (A) the Company is not, nor will it be as a
result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party as of the date hereof and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS");

                                    (B) no claims with respect to (I) the
patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor, trade secrets or computer software owned by the Company or any of its Subsidiaries (collectively, the "COMPANY INTELLECTUAL PROPERTY RIGHTS"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the executive officers of the Company, are threatened by any Person;

                                    (C) to the knowledge of the executive
officers of the Company there are not any valid grounds for any bona fide claims
(I) to the effect that the sale, licensing or use of any service as used, sold or licensed by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or the Third-Party Intellectual Property Rights used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

                                    (D) to the knowledge of the executive
officers of the Company, there is no unauthorized use, infringement or misappropriation of any of the material Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                  (o) BROKERS AND FINDERS. Except for Goldman, Sachs & Co., neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

                  (p) YEAR 2000. The Company has developed a plan which it reasonably believes is designed to confirm that all computer software and systems (including hardware, firmware, operating system software, utilities, embedded processors and application's software) used in and material to the business of the Company are designed to operate during and after the calendar year 2000 to accurately process data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations and the Company is not aware of any flaws in any of the computer software and systems owned by it and used in and material to the business of the Company that would have a Company Material Adverse Effect.

                  (q) WAIVER OF VESTING. The individuals listed in Schedule 6.1(q) of the Company Disclosure Letter have waived all vesting rights that they may have pursuant to the terms of Section 7.8 hereof with respect to all options to purchase shares beneficially owned by them and issued pursuant to the Stock Plans. The Company has provided Parent with copies of each such waiver.

                  (r) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Section 6.1, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

         6.2. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Sub each hereby represent and warrant to the Company that:

                           (a) CAPITALIZATION OF MERGER SUB. The authorized
capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, of Merger Sub all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub authorized, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

                           (b) ORGANIZATION, GOOD STANDING AND QUALIFICATION.
Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or active status) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (or active status) as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and by-laws (or comparable governing instruments), as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and by-laws (or comparable governing instruments) so delivered are in full force and effect.

                  As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any change in law, rule, or regulation or GAAP or interpretations thereof shall not be considered when determining if a Parent Material Adverse Effect has occurred.

                           (c) CAPITAL STRUCTURE. As of the most recently filed
Quarterly Report on Form 10-Q of Parent, the authorized, issued and outstanding capital stock of Parent is as stated therein. Each of the outstanding shares of capital stock or other securities of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth in the most recently filed Quarterly Report on Form 10-Q of Parent and in the ordinary course of business, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter ("PARENT VOTING DEBT").

                  (d)      CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

                           (i) No vote of holders of capital stock of Parent is
necessary to approve this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the transactions contemplated hereby. The consummation of the transactions contemplated hereby has been duly authorized by the respective Boards of Directors of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                           (ii) The Board of Directors of Parent has received
the opinion of its financial advisors, Bear Stearns & Co. Inc., to the effect that the Merger Consideration and the Consideration to be paid in the Offer are fair, from a financial point of view, to Parent.

                  (e)      GOVERNMENTAL FILINGS; NO VIOLATIONS.

                           (i) Other than the filings and/or notices (A)
pursuant to the FBCA, (B) under the HSR Act, and (C) the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the Offer and the other transactions contemplated hereby, except for those that the failure to make or obtain would not have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                           (ii) The execution, delivery and performance of this
Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, either the certificate of incorporation or by-laws of Parent and Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                  (f) LITIGATION AND LIABILITIES. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, which would prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

                  (g) COMPLIANCE WITH LAWS. The business of Parent and its Subsidiaries taken as a whole is not being conducted in violation of any Laws, except for violations that would not materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. As of the date hereof, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of the executive officers of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                  (h) TAKEOVER STATUTES. No Takeover Statute or restrictive provision of any applicable anti-takeover provision in the certificate of incorporation of Parent or by-laws of Parent is, applicable to Parent, Merger Sub, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

                  (i) BROKERS AND FINDERS. Except for Bear Stearns & Co. Inc., neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Offer, the Merger or the other transactions contemplated by this Agreement.

                  (j) FUNDS. Parent and Merger Sub will have the funds necessary to consummate the Offer and the Merger.

                  (k) NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Section 6.2, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates.

                                    ARTICLE
                                       7.
                                   COVENANTS


         7.1. INTERIM OPERATIONS OF THE COMPANY. From the date hereof through the Effective Time, the Company covenants and agrees that its business and the business of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective best reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Without limiting the generality of the foregoing, except as otherwise set forth in
Section 7.1(a) of the Company Disclosure Letter, the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or by Law):


                           (i) it shall not (x) issue, sell, pledge, dispose of
or encumber any capital stock owned by it in any of its Subsidiaries; (y) amend its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries; (z) split, combine or reclassify its outstanding shares of capital stock; (aa) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly- owned Subsidiaries to it or a wholly-owned Subsidiary or (bb) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except, in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

                           (ii) neither it nor any of its Subsidiaries shall (x)
issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options (whether or not vested) outstanding on the date hereof under the Stock Plans); (y) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness for borrowed money or guarantee any such indebtedness or (z) by any means, make any significant acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity);

                           (iii) neither it nor any of its Subsidiaries shall
terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, or increase the salary, wage, bonus or other compensation of any employees except for grants or awards or increases under existing Compensation and Benefit Plans occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees of the Company and its Subsidiaries or except for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof; and

                           (iv) neither it nor any of its Subsidiaries will
authorize or enter into an agreement to do anything prohibited by the foregoing.

         7.2. ACQUISITION PROPOSALS. The Company agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall cause its and its Subsidiaries' employees, agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, tender offer, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent either the Company or any of its representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or otherwise complying with the Exchange Act; (B) providing information in response to a request therefor by a Person who has made an unsolicited Acquisition Proposal; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if, and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company determines either (x) upon advice of outside legal counsel that the failure to take such action would constitute a breach of the directors' fiduciary duties under applicable law or (y) that such Acquisition Proposal contains terms such that if an agreement relating to such Acquisition Proposal were entered into it would be, in the aggregate, more favorable to the Company, taking into account, at the sole discretion of the Board of Directors of the Company, any of the matters described in Section 4.5 of the articles of incorporation of the Company, than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to as a "SUPERIOR PROPOSAL"). The Company agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal; it being understood that any Acquisition Proposal made prior to the date hereof may, if made at any time after the date hereof, be deemed a Superior Proposal, if it would otherwise fulfill the requirements for being deemed a Superior Proposal hereunder. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company will, within forty-eight hours of receipt of an Acquisition Proposal that would be reasonably likely to result in a Superior Proposal, notify Parent of the receipt and terms of such proposal, including the identity of the offeror, and will keep Parent reasonably informed of the status of any such Proposal. The Company also agrees that as soon as reasonably practicable after the date hereof it will request the return of confidential information from any Person previously receiving such information in connection with such Person's consideration of a potential Acquisition Proposal.

         7.3. MEETINGS OF THE COMPANY'S STOCKHOLDERS. If required following expiration of the Offer and the purchase of Shares thereunder, the Company will promptly take, consistent with the FBCA and its articles of incorporation and By-Laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of the Merger and this Agreement.

Without limiting the generality of the foregoing, if required by applicable law, the Company and Parent shall immediately following the purchase of Shares pursuant to the Offer prepare an information or proxy statement (the "PROXY STATEMENT"), file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the stockholders' meeting referred to above. If required under applicable law, the Company and Parent shall prepare the Schedule 13e-3, file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases shares pursuant to the Offer and supplement and amend it as shall be required. The Company will use its best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments of the SEC relating to the preliminary proxy or information statement relating to the transactions contemplated by this Agreement and to cause the definitive Proxy Statement relating to the transactions contemplated by this Agreement to be mailed to its stockholders, all at the earliest practical time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC, each party will promptly inform the other and cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law in all material respects and be in form and substance satisfactory to Parent. Subject to fiduciary requirements of applicable Law as advised by outside counsel, the Board of Directors of the Company shall recommend such approval referral to which shall be included in the Proxy Statement and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by the Parent Companies will be voted in favor of this Agreement. The Proxy Statement with respect to such meeting of stockholders, at the date mailed to stockholders, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to the Company by Parent for use in the Proxy Statement. Notwithstanding the foregoing, in the event that Parent or Merger Sub shall acquire at least 80% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer, the parties hereto agree, at the request of Parent, to take all appropriate and necessary action to cause the Merger to become effective, as soon as practicable after the expiration or termination of the Offer and the transactions contemplated hereby, without a meeting of stockholders of the Company, in accordance with the FBCA.

         7.4. FILINGS; OTHER ACTIONS; NOTIFICATION. (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Offer and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                  (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

                  (c) Subject to any confidentiality obligations and the preservation of any attorney-client privilege, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

                  (d) Without limiting the generality of the undertakings pursuant to this Section 7.4, each of the Company and Parent agrees to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign courts or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; and (ii) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

         7.5. ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; PROVIDED, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and; PROVIDED, FURTHER, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by either of its executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

         7.6. STOCK EXCHANGE DE-LISTING. The Surviving Corporation shall use its best efforts to cause the Shares to be removed from quotation on the NASDAQ National Market System and de-registered under the Exchange Act as soon as practicable following the Effective Time. Unless required by the rules of the National Association of Securities Dealers, subsequent to Merger Sub's payment for Shares and prior to the Effective Time, the Company shall not take any action to cause the Shares to be removed from quotation on the NASDAQ National Market System and de-registered under the Exchange Act.

         7.7. PUBLICITY. The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or national market systems) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

         7.8.     BENEFITS.  (a)            STOCK OPTIONS.

                           (i) The Company shall take all necessary actions to
cause (including plan amendments) prior to the Effective Time each outstanding option to purchase Shares which had not vested immediately prior to such time to become vested and fully exercisable.

                           (ii) Prior to the Effective Time, the Company shall
use its reasonable best efforts to cause each then outstanding option granted under the Stock Plans to purchase Shares (a "Company Option"), whether vested or unvested, to be cancelled, with the holder thereof becoming entitled to receive an amount of cash equal to the product of (x) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share subject to such Company Option (whether vested or unvested) and (y) the number of Shares issuable pursuant to the unexercised portion of such Option, less any required withholding of taxes (such amount being hereinafter referred to as the "OPTION CONSIDERATION"). The Option Consideration shall be paid as soon as practicable following the Effective Time, but in any event within five (5) days following the Effective Time. The cancellation of a Company Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option, and any required consents received from Company Option holders shall so provide.

                           (iii) In the event that any Company Options are not
cancelled in accordance with the provisions of Section 7.8(a)(ii), such Company Options (the "Remaining Options") shall be subject to the following provisions of this Section 7.8(a)(iii). Each Remaining Option, shall, at the Effective Time, in accordance with the terms of the Stock Plan pursuant to which such Company Option was issued, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Remaining Option immediately prior to the Effective Time, (A) a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) obtained by multiplying (x) the number of Shares the holder of such Remaining Option would have been entitled to receive immediately prior to the Effective Time had such holder exercised such Remaining Option in full immediately prior to the Effective Time and (y) the quotient obtained by dividing the Merger Consideration by the average of the closing prices per share of Parent Common Stock on the NYSE Composite Transactions tape for the five trading days immediately preceding the date of the Effective Time as reported in the Wall Street Journal, New York City edition, (B) at a price per share of Parent Common Stock (rounded down to the nearest whole cent) equal to (A) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Remaining Option (assuming for such purposes that such Remaining Option was fully exercisable at such time) divided by (B) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Remaining Option in accordance with the foregoing; PROVIDED, HOWEVER, that any Remaining Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code.

                           (iv) At or prior to the Effective Time, the Company
shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the Remaining Options by Parent. Effective at the Effective Time, Parent shall assume each Remaining Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Remaining Options. At the Effective Time, Parent shall file a registration statement on Form S-8, or, if unavailable, a registration statement on Form S-3 (or any successor forms), or another appropriate form with respect to the Parent Common Stock subject to Remaining Options, and shall use its best efforts to cause such registration statement to become and remain effective (and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as any Remaining Options remain outstanding.

                           (v) Prior to the Effective Time, the Board of
Directors of Parent shall use reasonable efforts to take all actions necessary to ensure that the options to purchase Parent Common Stock (resulting from Remaining Options) held by the officers and directors of the Company in accordance with this Section 7.8(a) shall be exempt for purposes of Rule 16b-3 under the Exchange Act (including, with respect to each officer and director of the Company, having the full Board of Directors of Parent adopt, prior to the Effective Time, resolutions providing (i) the name of each such officer and director, (ii) the number of shares of Parent Common Stock to be subject to each Remaining Option held by each such officer or director, (iii) any other material terms of such options and (iv) the fact that such approval is for the purpose of obtaining an exemption under Rule 16b-3 under the Exchange Act).

                  (b) EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than the Plans (excluding "change of control" or similar Plans with respect to any change of control occurring after the Effective Time and excluding benefits provided pursuant to any Plan covering one or a select group of current or former employees) currently provided by the Company and its Subsidiaries to such employees as disclosed in the Company Disclosure Letter. Following the Effective Time, Parent shall cause service by employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for all purposes (including, without limitation, eligibility to participate, eligibility to commence benefits, vesting, benefit accrual and severance) under any benefit plans of Parent or its Subsidiaries (including the Surviving Corporation). From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations under benefit plans of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited to any deductible or out of pocket expense of Parent's plans any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries. Parent shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans and all employment or severance agreements listed on Schedule 7.8(b) of the Company Disclosure Letter.

         7.9. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) The Articles of Incorporation and By-laws shall contain the provisions with respect to indemnification set forth in Section 6.1 of the articles of incorporation of the Company and Section 10.1 of the by-laws of the Company on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the FBCA, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters known prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

                  (b) Following the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 7.9, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially and irreversibly prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right within ten days following the notification of Parent by the Indemnified Person of such claim, action, suit, proceeding or investigation to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent elects not to assume such defense, counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties or the Indemnified Parties have defenses available to them that are not available to Parent, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all fees and expenses of such counsel for the Indemnified Parties. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits of the Surviving Corporation (in the case of Parent) and the Indemnified Parties.

                  (d) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") or coverage on materially similar terms thereof for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 250% of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); PROVIDED, HOWEVER, that if the existing D&O Insurance is terminated or cancelled during such six-year period, the Surviving Corporation shall use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 250% of the Current Premium and shall agree to indemnify the directors and officers for any Costs not covered by such D&O Insurance.

                  (e) If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 7.9.

                  (f) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

         7.10. TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Shares, the Offer, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

         7.11. EXPENSES. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in
Article V.

Except as otherwise provided in this Section 7.11, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.


                                     ARTICLE
                                       8.
                                   CONDITIONS


         8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) STOCKHOLDER APPROVAL. If required by the FBCA, the Merger this Agreement and the plan of merger shall have been duly approved by holders of a majority of the outstanding Shares in accordance with applicable law and the articles of incorporation and by-laws of the Company.

                  (b) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                  (c) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

                  (d) TENDER OFFER. Merger Sub (or one of the Parent Companies) shall have purchased Shares in the Offer.

                                     ARTICLE
                                       9.
                                   TERMINATION


         9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 8.1(a), by mutual written consent of the Company, Merger Sub and Parent by action of their respective Boards of Directors.

         9.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable after the parties have used their respective best efforts to have such Order removed, repealed or overturned (whether before or after the approval by the stockholders of the Company).

         9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company (a) if the Board of Directors of the Company withdraws or adversely modifies its adoption of this Agreement, its recommendation of the Offer or its recommendation that the stockholders of the Company approve this Agreement (including, without limitation, taking no position in response to a tender offer by a Person other than Parent), (b) if there has been a material breach by Parent or Merger Sub of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice of such breach is given by the Company to the party committing such breach or
(ii) two Business Days prior to any date on which the Offer is scheduled to expire; PROVIDED, however that at such time specified in this clause (ii) neither the Company nor Parent has indicated that it intends to request (and has the right under this Agreement to have such request honored) that the Offer be extended in accordance with the terms hereof (provided that Parent shall have been given notice of such breach at least two Business Days prior to termination) or (c) Merger Sub (or any of the Parent Companies) shall have (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer on a timely basis following the expiration of the Offer, if the Offer has not been extended in accordance with the terms hereof.

         9.4. TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time (a) prior to the Effective Time by action of the Board of Directors of Parent if due to an occurrence or circumstance which resulted in a failure to satisfy any of the Offer Conditions, and Merger Sub shall have terminated the Offer in accordance with the terms hereof (including, without limitation, taking no position in response to a tender offer by a Person other than any of the Parent Companies),

                  (b) prior to the purchase of Shares by Merger Sub pursuant to the Offer if (i) the Board of Directors of the Company withdraws or adversely modifies its adoption of this Agreement, its recommendation of the Offer or its recommendation that the stockholders of the Company approve this Agreement (including, without limitation, taking no position in response to a tender offer by a Person other than any of the Parent Companies), (ii) there has been a material breach by the Company of any material covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice of such breach is given by Parent to the party committing such breach or (B) two Business Days prior to any date on which the Offer is scheduled to expire; PROVIDED, however, that and at such time specified in this clause (ii) neither the Company nor

Parent has indicated that it intends to request (and has the right under this Agreement to have such request honored) that the Offer be extended in accordance with the terms hereof (provided that the Company shall have been given notice of such breach at least two Business Days prior to termination) or (iii) the Minimum Condition shall not have been satisfied by the expiration of the Offer (as it may have been extended from time to time), and at or prior to such time any Person (other than Parent or Merger Sub) shall have made a public announcement with respect to a bona fide Acquisition Proposal that contemplates a per Share consideration in excess of the Merger Consideration.

         9.5. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                  (b) In the event that this Agreement is terminated by Parent pursuant to Section 9.4(b)(ii), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee (as liquidated damages) of $29,400,000 (the "TERMINATION FEE") by wire transfer of same day funds to an account previously designated in writing by Parent to the Company. In the event that (i)(A) an Acquisition Proposal (other than pursuant to this Agreement) shall have been made to the Company or any Person (other than Parent or any of its Affiliates) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by the Company pursuant to Section 9.3(c)(i) or Parent pursuant to Section 9.4(a) under circumstances which would have permitted Parent to terminate pursuant to Section 9.4(b)(ii) or (B) this Agreement is terminated (x) by the Company pursuant to Section 9.3(a) or (y) by Parent pursuant to Section 9.4(b)(i) or (iii) and (ii)(A) the Person making the Acquisition Proposal which was outstanding at the time of the termination (the "ACQUIRING PARTY") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within twelve months after a termination of this Agreement, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (B) there has been consummated a merger, consolidation or similar business combination between the Company or one of its Subsidiaries and the Acquiring Party within twelve months after the relevant termination of this Agreement, then the Company shall promptly, but in no event later than two days after the consummation of the transaction or transactions with the Acquiring Party, pay Parent the Termination Fee in same day funds to an account previously designated by Parent to the Company in writing. The Company's payment of the Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives in the event this Agreement is terminated and the Termination Fee is payable whether or not there has been a breach of this Agreement (whether or not such breach is willful).


                                     ARTICLE
                                      10.
                            MISCELLANEOUS AND GENERAL


         10.1. SURVIVAL. This Article 10 and the agreements of the Company, Parent and Merger Sub contained in Sections 7.6 (De-listing), 7.8 (Benefits),
7.11 (Expenses) and 7.9 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article 10, the agreements of the Company, Parent and Merger Sub contained in Section 7.11 (Expenses), Section 9.5

(Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

         10.2. MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; PROVIDED that, in the case of the Company any such modification or amendment must be approved by a majority of the directors who are not Parent Insiders.

         10.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; PROVIDED, that, in the case of the Company any such waiver must be approved by a majority of the directors who are not Parent Insiders.

         10.4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of Florida or, if unavailable to the parties, the courts of the State of Florida solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of Florida or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in such manner as may be permitted by law shall be valid and sufficient service thereof.

         10.6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or nationally recognized overnight courier service, postage prepaid, or by facsimile:

         IF TO PARENT OR MERGER SUB

                  Ceridian Corporation
                  8100 34th Avenue South
                  Minneapolis, MN 55425-1640
                  Attention:  Ronald L. Turner
                  Fax:  (612) 853-7272

                  (with a copy to Ceridian Corporation
                  8100 34th Avenue South
                  Minneapolis, MN 55425-1640
                  Attention:  Reid Shaw
                  Fax:  (612) 853-3413)

         IF TO THE COMPANY

                  ABR Information Services, Inc.
                  34125 U.S. Highway 19 North
                  Palm Harbor, Florida  34684-2141
                  Attention:  James P. O'Drobinak
                  Fax:  (727) 789-3854

                  (with a copy to
                  Francis J. Aquila
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Fax:  (212) 558-3588)

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

         10.7. ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated February 4, 1999, between Parent and Goldman, Sachs & Co., on behalf of the Company (the "CONFIDENTIALITY AGREEMENT") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

         10.8. NO THIRD PARTY BENEFICIARIES. Except as provided in Section 7.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         10.9. OBLIGATIONS OF PARENT AND OF THE COMPANY. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a

Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

         10.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         10.11. INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         10.12. ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                              ABR INFORMATION SERVICES, INC.



                              By: /s/ James E. MacDougald
                                 ----------------------------------
                                  Name:  James E. MacDougald
                                  Title: Chairman, President and CEO


                              CERIDIAN CORPORATION



                              By: /s/ Ronald L. Turner
                                 ----------------------------------
                                  Name:  Ronald L. Turner
                                  Title: President and Chief Operating Officer


                              SPRING ACQUISITION CORP.



                              By: /s/ Gary M. Nelson
                                 ----------------------------------
                                  Name:  Gary M. Nelson
                                  Title: President

                                     ANNEX A



                  CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulation of the SEC, pay for any Shares, and may terminate the Offer
(i) if by the expiration of the Offer (or, if extended, by the expiration of the Offer, as so extended) a number of Shares which together with any Shares owned by Parent, Merger Sub and the Parent Companies, constitutes more than 50% of the outstanding Shares (on a fully-diluted basis) at the expiration of Offer (the "Minimum Conditions") shall not have been validly tendered pursuant to the Offer and not properly withdrawn, (ii) if all applicable waiting periods under the HSR Act shall not have expired or been terminated or (iii) if on or after April 30, 1999, and at any time prior to acceptance for payment for any such Shares, any of the following events shall occur; provided that in each such case Merger Sub shall not be permitted to terminate the Offer (except pursuant to paragraph (g) below) if prior to the then scheduled expiration of the Offer the Offer shall have been extended:


         (a) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) a formal declaration of war or national or international calamity directly or indirectly involving the United States (other than any declaration of war resulting from the current conflict in Yugoslavia), (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions that materially affects the extension of credit by banks or other lending institutions, (iv) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market or the over the counter market, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;


         (b) the Company shall have breached or failed to perform any of its material obligations, covenants or agreements under the Merger Agreement in a manner permitting Parent to terminate the Merger Agreement, or any representation or warranty of the Company set forth in the Merger Agreement shall not be true and correct, provided that such representations and warranties shall be deemed to be true and correct unless the failure of such representations and warranties to be so true and correct would have a Company Material Adverse Effect or would prevent the Company from consummating the transactions contemplated by the Merger Agreement, in each case as if such representations and warranties were made at the time of such termination.


         (c) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity: (i) challenging the acquisition by the Purchaser or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement; (ii) seeking to prohibit, or impose any limitations on, Parent's or Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries); (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) seeking to impose limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other shares on all matters properly presented to the stockholders; or
(v) that, in any event, would have a Company Material Adverse Effect;

         (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or become applicable to the Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity other than the application to the Offer or the Merger of the waiting period under the HSR Act, that would result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (b) above;


         (e) any person (as such term is defined in Section 13(d)(3) of the Exchange Act (other than Parent or any of its affiliates)) commences a tender or exchange offer for a majority or more of the outstanding Shares at a price per Share greater than the Merger Consideration or any such person shall have become the beneficial owner of more than 20% of the outstanding Shares (other than for bona fide arbitrage purposes), or any such person shall have entered into a definitive agreement to acquire all or substantially all of the Shares or to effect a merger, consolidation or other business combination with or involving the Company;


         (f) there shall have occurred an event which has caused a Company Material Adverse Effect;



         (g) the Board of Directors of the Company shall have amended, modified or withdrawn its recommendation of the Offer or the Merger in a manner adverse to Parent, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or


         (h) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms;


which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it reasonably inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.


                  The foregoing conditions other than the Minimum Condition are for the sole benefit of Parent and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to such condition or may be waived by Parent other than the Minimum Condition, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion.